Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

DEVVSTREAM CORP.

(the “Company”)

AND:

CHRIS MERKEL

(the “Executive”)

RECITALS

A.          On September 12, 2023, Focus Impact Acquisition Corp., a Delaware corporation (“FIAC”) entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”), by and among FIAC, Focus Impact Amalco Sub Ltd., and DevvStream Holdings Inc. (“Devvstream”). Pursuant to the Business Combination Agreement, among other things, FIAC will acquire DevvStream for consideration of shares in FIAC following its continuance to the Province of Alberta;

B.       The Company and the Executive are currently party to that certain Executive Employment Agreement dated December 20, 2021 (the “Prior Agreement”);

C.          The Company and the Executive wish to continue their employment relationship for their mutual benefit;

D.        The Company and the Executive wish to enter into an Agreement respecting the terms and conditions of the Executive’s continued employment, including the agreement of the Executive to be bound by the restrictive covenants set out in Article 8 hereof; and

E.          This Agreement is effective upon on the consummation of the Business Combination (such date, the “Commencement Date”) and if the Business Combination is not consummated by November 6, 2024, then this Agreement shall have no force or effect and shall be void ab initio;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and the Executive, the parties hereby covenant and agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1	Definitions.

In this Agreement:

(1)          “Affiliate” of a person means any person that directly or indirectly controls, is controlled by, or is under common control with, that person;

(2)          “Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing from time to time;

(3)         “Business” means the business of investing in a diversified portfolio of projects and/or companies that generate or are actively involved, directly or indirectly, with voluntary and/or compliance carbon credits;

(4)        “Cause” means the Executive has engaged in any of the following: (i) dishonest statements or acts with respect to the Company or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that adversely affects the Company, (ii) indictment, commission of, or plea of guilty or no contest to, (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, (iii) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company, (iv) a material breach of any covenant or condition under this Agreement; (v) any act constituting dishonesty, fraud, immoral or disreputable conduct; (vi) any conduct which constitutes a felony under applicable law; (vii) a material violation of any Company policy (including the Company’s anti-discrimination and anti-harassment policies and other policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct) or any act of misconduct; (viii) refusal to follow or implement a clear and reasonable directive of the Company; (ix) gross negligence or incompetence in the performance of the Executive’s duties or failure to perform such duties in a manner satisfactory to the Company; or (x) breach of fiduciary duty to the Company. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured (in the discretion of the Board), the Executive shall have ten (10) days from the delivery of written notice from the Company within which to cure any acts constituting Cause, if curable, under prongs (vii)-(ix);

(5)         “Confidential Information” means information disclosed or accessible to the Executive or acquired by the Executive as a result of the Executive’s employment with the Company and which is not in the public domain or otherwise required to be publicly disclosed by applicable law and includes, but is not limited to, information relating to the Company’s or any of its Affiliates’ current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Company’s past, present and prospective customers and clients, the Company’s employees (including, without limitation, compensation information and performance reviews), employee handbooks and documents related to the Company’s internal processes and procedures, source code, inventions, discoveries, business methods, trade secrets, compositions, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, compensation arrangements, budgets, financial statements, office plans, contracts and commercial documents, suppliers, manufacturers and any information received by the Company from third parties pursuant to an obligation of confidentiality. Notwithstanding the foregoing, “Confidential Information” does not include information that the Executive can prove by written evidence is information that is or becomes generally known to the public through lawful means and through no fault of the Executive;

(6)          “Corporate Transaction” has the same meaning as such term is defined in the Equity Plan;

(7)          “Date of Termination” means the Executive’s last active day of employment with the Company;

(8)          “Equity Plan” means the DevvStream Corp 2024 Equity Incentive Plan, as may be amended, restated or modified from time to time.

(9)          “Good Reason” means the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary,; or (ii) a material reduction in the Executive’s duties, authority, responsibilities, and title relative to the Executive’s duties, authority, responsibilities, and title in effect immediately prior to such reduction, provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of an acquiring company will not by itself result in a diminution of the Executive’s position. Any such resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to resign for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from the Executive, already informed the Executive that his employment with the Company is being terminated; and (4) the Executive voluntarily resigns his employment within thirty (30) days following the end of the Cure Period.

(10)        “Territory” means the United States and Canada; and

(11)        “Total Disability” means, as determined by a legally qualified medical practitioner selected by the Company in good faith and taking into account any accommodation required by the Company in accordance with applicable State and Federal laws, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months.

ARTICLE 2 – TERM

The Executive’s employment is on an at-will basis under this Agreement, which shall commence as of the Commencement Date and the initial term of which shall continue until the third (3rd) anniversary of the Commencement Date (the “Initial Term”), and thereafter shall automatically renew for additional terms of one (1) year (referred to as the “Renewal Terms”) unless either party delivers to the other party a written notice of nonrenewal at least ninety (90) days before the end of the Initial Term or any Renewal Term (a “Non-Renewal”). The Initial Term and any Renewal Term maybe be terminated earlier pursuant to Article 6 below. The period of time between the Commencement Date and the Date of Termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

ARTICLE 3 – EMPLOYMENT AND POSITION

Section 3.1	Position.

Subject to the terms and conditions set out in this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in the position of Chief Operating Officer of the Company.

Section 3.2	Place of Employment.

The Executive shall provide the Executive’s duties and services to the Company remotely, but the Executive may be asked to work from the Company’s offices from time to time. The Company reserves the right in its sole discretion to change the Executives’ remote status. If the Company requires the Executive to move to perform the Executive’s duties and services pursuant to this Agreement, the Company shall reimburse the Executive reasonable and documented relocation costs incurred by the Executive, subject to a reasonable cap determined by the Company and preapproval and receipt of appropriate documentation substantiating that such costs have in fact been incurred in accordance with the Company’s expense reimbursement policy.

Section 3.3	Travel.

The Executive acknowledges that the duties of the Executive’s position may require some travel within and outside United States.

Section 3.4	Executive’s Covenant.

The Executive represents and warrants to the Company that the Executive is free to be employed by the Company as contemplated herein and that the Executive is not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of the Executive’s obligations hereunder.

ARTICLE 4 – DUTIES

Section 4.1	Full-Time Employment.

The Executive’s position with the Company constitutes full-time employment. Throughout the duration of the Executive’s employment, the Executive shall devote the Executive’s full working time and attention to the business and affairs of the Company, acting in the best interests of the Company at all times. The Executive shall not accept nor hold any position as an officer, director, employee, consultant, or any like position; provided, that Executive may engage in charitable, civic, fraternal and community affairs and educational, professional and/or trade industry association activities; provided, further, that, such activities do not (i) violate the terms of this Agreement, (ii) interfere, either individually or in the aggregate, with the performance of Executive’s duties under this Agreement or (iii) create a potential business or fiduciary conflict.

Section 4.2	Duties; Reporting.

The Executive shall report to and be subject to the direction of the Company’s Chief Executive Officer (“CEO”), or such other person as the Board of Directors of the Company (the “Board”) or Company may subsequently designate, at any time, in the Board’s sole discretion. The Executive shall have duties and responsibilities consistent with the Executive’s position as may be assigned to the Executive from time to time. The Executive shall perform all duties in accordance with the instructions of the CEO or such other person as the Company may designate, and all of the Company’s policies and codes of conduct, rules and regulations in effect from time to time, which the Company may amend without advance notice to the Executive. The Executive shall also comply with all applicable laws in the performance of the Executive’s duties.

ARTICLE 5 – COMPENSATION AND BENEFITS

Section 5.1	Base Salary.

During the Employment Term, the Executive’s base salary will be $180,000 annually (“Base Salary”), less applicable deductions and withholdings as required by applicable law, paid in accordance with the Company’s standard payroll practices and prorated in any year where the Executive is not actively employed with the Company for the full calendar year. The Executive’s base salary will be reviewed by the Board (or a designated committee thereof) on an annual basis, based on personal and corporate achievements and the overall financial performance of the Company.

Section 5.2	Benefits.

During the Employment Term, the Executive shall be eligible to participate in the Company’s employee benefit programs for which similarly situated executives are generally eligible that may be in effect from time to time, subject to the terms and conditions of such plan and applicable policies, as may be amended from time to time without advance notice. The Company reserves the right to change its benefit plan or carrier in its sole and absolute discretion.

Section 5.3	Vacation.

During the Employment Term, the Executive shall be entitled to accrue 15 days of vacation per calendar year, up to a maximum accrual of 23 days (the “Vacation Cap”), such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Company. Vacation will accrue up to the Vacation Cap (at which point the Executive shall not accrue, at any time, any additional vacation until the Executive’s vacation accrual falls below the Vacation Cap) and any accrued but unused vacation will be paid out at termination.

Section 5.4	Reimbursement of Expenses.

During the Employment Term, the Executive will be eligible for reimbursement of reasonable and necessary business and travel expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure acceptable to the Company, in accordance with the Company’s expense reimbursement policy. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

Section 5.5	No Other Benefits.

The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement, or as mandated by applicable laws, or as otherwise approved in writing and signed by the Company and the Executive.

ARTICLE 6 – TERMINATION OF EMPLOYMENT

Section 6.1	Termination.

The Company and the Executive acknowledge that the Executive’s employment relationship with the Company is at-will. Either the Executive or the Company may terminate the employment relationship at any time, with or without cause. In addition to a Non-Renewal, as described in Article 2 hereof, the Executive’s employment may be terminated at any time as follows:

(1)          Death. This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive.

(2)         Total  Disability.          The Company may terminate this Agreement and the Executive’s employment at any time as a result of Total Disability in accordance with Section 6.4.

(3)          Cause. The Company may terminate this Agreement and the Executive’s employment at any time for Cause in accordance with Section 6.3.

(4)         Without Cause. The Company may terminate this Agreement and the Executive’s employment at any time without Cause, for any reason or no reason whatsoever, by providing written notice to the Executive specifying the effective Date of Termination (which may be immediate). In such event, the Company shall provide, and the Executive shall be entitled to receive the notice, payments, benefits and/or entitlements set out in Section 6.5 below. For the avoidance of doubt, a termination of the Executive’s employment at the conclusion of the Initial Term or a Renewal Term, as applicable, due to the Company’s Non-Renewal shall be treated as a termination by the Company without Cause so long as grounds for Cause do not exist.

(5)         Resignation Without Good Reason. The Executive may terminate this Agreement and the Executive’s employment at any time by providing three (3) months’ advance written notice to the Company. The Company may elect to waive all or part of such notice period and shall have no obligation to provide any pay-in-lieu of notice. For the avoidance of doubt, a termination of the Executive’s employment at the conclusion of the Initial Term or Renewal Term, as applicable, due to Executive’s Non-Renewal shall be treated as a termination by Executive without Good Reason.

(6)        Resignation for Good Reason. The Executive may terminate this Agreement and the Executive’s employment for Good Reason, provided the Executive follows the notice procedures in Section 1.1(8) of this Agreement. In such event, the Company shall provide, and the Executive shall be entitled to receive the notice, payments, benefits and/or entitlements set out in Section 6.5 below.

Section 6.2	Termination by Reason of Death or Resignation by the Executive Without Good Reason.

If this Agreement and the Executive’s employment is terminated pursuant to Sections 6.1(1) or 6.1(5) above, then the Company shall pay to the Executive (or, in the case of the Executive’s death, to the Executive’s estate) (i) an amount equal to the base salary and vacation pay up to the Date of Termination within thirty (30) days following the termination date (or such earlier date as required by applicable law), and (ii) any other vested employee benefits that the Executive is entitled up to the Date of Termination under any applicable employee benefit plan or arrangement of the Company in which the Executive is a participant during the Executive’s employment with the Company, in accordance with the terms of such plan or arrangement (collectively, the “Accrued Obligations”), and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever. Participation in all equity or profit participation plans (if any) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any bonus or incentive awards, pro rata or otherwise, except as required by applicable law.

Section 6.3	Termination by the Company for Cause.

If this Agreement and the Executive’s employment is terminated for Cause pursuant to Section 6.1(3) above, then the Company shall pay to the Executive the Accrued Obligations, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever, except as may be required by applicable law. Participation in all equity or profit participation plans (if any) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as required by applicable law.

Section 6.4	Termination by Reason of Total Disability.

If this Agreement and the Executive’s employment is terminated pursuant to Section 6.1(2) above, then the Company shall pay to the Executive the Accrued Obligations, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever, except as may be required by applicable law. Participation in all equity or profit participation plans (if any) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as required by applicable law.

Section 6.5	Termination by the Company Without Cause or Resignation by the Executive for Good Reason

If this Agreement and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason pursuant to Sections 6.1(4) or 6.1(6) above, then the Company shall pay to the Executive the Accrued Obligations. Participation in all equity, equity- based and profit participation plans and arrangements (if any), including the vesting of any award outstanding thereunder will terminate immediately upon the applicable Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise. Further, subject to the terms of Section 6.7 and Executive complying with the terms in Section 6.8, the Executive shall be entitled to an amount equal to the Executive’s then-current Base Salary for twelve (12) months, less all applicable withholdings and deduction (the “Severance Benefits”), to be paid in equal installments over a period of twelve (12) months following the Date of Termination in accordance with the Company’s regular payroll practices, with the first installment being paid beginning on the Company’s second regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.7), with the first installment including any amount of the Severance Benefits that would otherwise have been due prior to the Release Effective Date; and

The Severance Benefits provided to the Executive pursuant to this Section 6.5 are in lieu of, and not in addition to, any benefits to which the Executive may otherwise be entitled under any Company severance plan, policy or program.

Section 6.6	Termination by the Company Without Cause or Resignation by the Executive for Good Reason following a Corporate Transaction.

If the Executive’s employment hereunder is terminated by the Company without Cause (other than on account of the Executive’s death or Total Disability) or the Executive resigns for Good Reason, in each case within twelve (12) months following the consummation of a Corporate Transaction, the Executive shall be eligible to receive (i) the Accrued Obligations and (ii) subject to the Executive’s compliance with Section 6.8, including execution of the Release, the Executive shall be entitled to receive the following benefits (the “Change in Control Benefits”):

(1)          the Severance Benefits, in accordance with the terms and conditions described in Section 6.5 above; and

(2)        all of the Executive’s outstanding Company equity awards that were granted prior to the Corporate Transaction will vest (collectively, the “Accelerated Equity Awards”) and, if applicable, become exercisable upon the applicable Date of Termination as follows: In the case of any Accelerated Equity Award (or any portion thereof) that, as of immediately prior to the Executive’s termination of employment, was scheduled to vest based solely on continued service with the Company (the “Time Vesting Shares”), 100% of such Time Vesting Shares will vest. In the case of any Accelerated Equity Award (or any portion thereof) that, as of immediately prior to the Executive’s termination of employment, was subject to performance-based vesting (the “Performance Vesting Shares”), the number of Performance Vesting Shares that will vest will equal the greater of the number of shares determined based on achievement of (i) the “target” level of performance and (ii) the Company’s actual performance, measured as of the Date of Termination, as determined by the Committee (as defined in the Equity Plan).

Section 6.7	All Inclusive.

The Executive acknowledges and agrees that provision of the entitlements set out in this Article 6 shall constitute full and final satisfaction of any claim which the Executive might have arising from or relating to the termination of the Executive’s employment, whether such claim arises under legislation, contract, common law or otherwise, except for such claim that cannot be released by operation of legislation.

Section 6.8	Release; Forfeiture.

The Executive shall receive the Severance Benefits pursuant to Section 6.5 or the Change in Control Benefits pursuant to Section 6.6 of this Agreement if, and only if: (i) by the sixtieth (60th) day following the Date of Termination from the Company, the Executive has signed and delivered to the Company a separation agreement containing a general release of claims in favor of the Company and its affiliates and representatives, in the form reasonably presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if the Executive holds any other positions with the Company or any affiliate, including a position on the Board, the Executive resigns such position(s) to be effective no later than the Date of Termination (or such other date as requested by the Company); (iii) the Executive returns all Company property; (iv) the Executive complies with the Executive’s post-termination obligations under this Agreement; and (v) the Executive complies with the terms of the Release. If the Executive materially breaches any of the Executive’s post-termination obligations under this Agreement (including under Sections 6.9, Article 7 or Article 8) or the Company discovers, on or prior to the twelve (12)-month anniversary of Executive’s Date of Termination, that incurable Cause grounds existed as of the Executive’s Date of Termination, the Executive’s right (if any) to receive the Severance Benefits or the Change in Control Benefits (as applicable) shall immediately cease and be forfeited, such that the Company shall have no further obligation to make any of the foregoing payments, all Accelerated Equity Awards (or any shares of common stock received upon vesting or exercise thereunder) shall be immediately forfeited for no reason, and Executive will immediately repay to the Company any Severance Benefits or the Change in Control Benefits (as applicable) previously paid to Executive.

Section 6.9	Return of Property.

All equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company or containing Confidential Information, used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, shall at all times remain the exclusive property of the Company. The Executive shall return all property of the Company in the Executive’s possession or under the Executive’s control in good condition (wear and tear excepted), and all documents or property containing Confidential Information (without retaining any copy, electronic or otherwise), forthwith upon any request by the Company or upon any termination of the Executive’s employment for any reason.

ARTICLE 7 – ASSIGNMENT OF INVENTIONS

Section 7.1	Definitions.

The term (1) “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction, together with all national, foreign and state registrations, applications for registration and all renewals and extensions thereof (including, without limitation, any provisionals, continuations, continuations-in-part, divisionals, reissues, substitutions and reexaminations), all goodwill associated therewith and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and extensions; to sue for all past, present and future infringements or other violations of any rights relating thereto; and to settle and retain proceeds from any such actions); (2) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute, and make derivative works of a work of authorship recognized by the laws of any jurisdiction; (3) “Inventions” means all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether or not patentable or registrable under copyright or similar statutes; (4) “Moral Rights” means any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”; (5) “Company Inventions” means all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, fixed in a tangible medium, or learned by the Executive, either alone or with others, during the period of the Executive’s employment by the Company other than Excluded Inventions and Nonassignable Inventions; and (6) “Excluded Inventions” means Inventions listed on Exhibit A: (i) that are owned by the Executive or in which the Executive has an interest and were made or acquired by the Executive prior to the Executive’s date of first employment by the Company and (ii) that the Executive considers to be the Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement.

Section 7.2	Excluded Inventions.

Inventions, if any, patented or unpatented, which the Executive made prior to the commencement of the Executive’s employment with the Company are excluded from the scope of this Agreement. The Executive has set forth on Exhibit A a complete list describing all Excluded Inventions. If no such list is attached, the Executive represents that it is because the Executive has no Excluded Inventions. If disclosure of any such Excluded Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that the Executive is not to list such Excluded Inventions in Exhibit A but is only to disclose a cursory name for each such Excluded Invention, a listing of the party or parties to which it belongs and the fact that full disclosure as to such Excluded Inventions has not been made for that reason. The Executive agrees that if the Executive uses any Excluded Inventions in the scope of the Executive’s employment, or if the Executive includes any Excluded Inventions in any product or service of the Company, or if the Executive’s rights in any Excluded Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, the Executive will immediately notify the Company in writing. The Executive hereby grants to the Company a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions that the Executive incorporates into a Company product, process or machine during the course of the Executive’s employment. Notwithstanding the foregoing, the Executive agrees that the Executive will not incorporate, or permit to be incorporated, Excluded Inventions in any Company Inventions, except as authorized in writing by the Board. To the extent that any third parties have rights in any such Excluded Inventions, the Executive hereby warrants that such third parties have given the Executive the right to grant the license stated above.

Section 7.3	Assignment of Company Inventions.

Subject to Article 8 and except for Excluded Inventions set forth in Exhibit A, the Executive hereby assigns, and agrees to automatically assign in the future (when any such Inventions are first reduced to practice or fixed in a tangible medium, as applicable), to the Company all of the Executive’s right, title, and interest in and to all Company Inventions, including all benefits, privileges, causes of action and remedies relating to such Company Inventions, free and clear of all liens and encumbrances. The Executive further agrees that such assignment includes an assignment of Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any jurisdiction where Moral Rights exist, the Executive waives the enforcement of such Moral Rights, and all claims of any kind with respect to Moral Rights against the Company or related to the Company’s customers. The Executive further agrees that neither the Executive’s successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions.

Section 7.4	Unassigned or Nonassignable Inventions.

The Company recognizes that this Agreement does not require the assignment of any Invention that either: (a) the Executive developed entirely on the Executive’s own time without using Company equipment, supplies, facilities, trade secrets, or Confidential Information or third party information, which is not related to the Company’s actual or anticipated business, research, or development and which does not result from or are connected with work performed by the Executive for the Company; or (b) which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Nonassignable Inventions”). The Executive has received and understands the state specific statutory notices set forth on Exhibit B.

Section 7.5	Ownership of Work Product.

The Executive acknowledges that all original works of authorship made by the Executive (solely or jointly with others) within the scope of the Executive’s employment protectable by copyright are “works made for hire” pursuant to the United States Copyright Act. To the extent that any such work of authorship cannot be a “work made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101), the Executive hereby irrevocably and unconditionally assigns to the Company all right, title, and interest worldwide in and to such work of authorship. The Executive understands and agrees that the Executive has no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

Section 7.6	Enforcement of Intellectual Property Rights and Assistance.

The Executive will assist the Company in every reasonable way to obtain, and from time to time enforce, Intellectual Property Rights and Moral Rights relating to Company Inventions. To that end, the Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, enforcing, and assigning such Intellectual Property Rights. The Executive’s obligation to assist the Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of the Executive’s employment, but the Company will compensate the Executive at a reasonable rate after the Executive’s termination for the time actually spent by the Executive at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure the Executive’s signature on any document needed in connection with the actions specified in this Section, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on the Executive’s behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.

ARTICLE 8 – CONFIDENTIALITY & RESTRICTIVE COVENANTS

Section 8.1	Protection of Confidential Information.

While employed by the Company and following the termination of this Agreement and the Executive’s employment for any reason, the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein and shall only use or disclose any Confidential Information in the proper performance of the Executive’s duties. The Executive agrees and acknowledges that the Confidential Information of the Company is the exclusive property of the Company to be used exclusively by the Executive to perform the Executive’s duties and fulfil the Executive’s obligations to the Company and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Company, and the Executive further confirms and acknowledges the Executive’s fiduciary duty to use the Executive’s best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice promptly to the Company of any unauthorized use or disclosure of Confidential Information of which the Executive becomes aware. The Executive further agrees to reasonably assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, by law, valid court order or subpoena, the Executive will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will reasonably cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

Section 8.2	Protected Rights.

Nothing in this Agreement shall limit the Executive’s right to discuss the Executive’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of the Executive’s employment to others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, nothing in this Agreement in any way restricts or impedes the Executive from: (i) disclosing the underlying facts and circumstances regarding any claims of sexual assault or sexual harassment, or (ii) filing or initiating or assisting others to file or initiate unfair labor practice charges with the National Labor Relations Board.

Section 8.3	Notice Under the Defend Trade Secrets Act of 2016.

In accordance with the Defense of Trade Secrets Act, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with the Defend Trade Secrets Act or create liability for disclosures of trade secrets that are expressly allowed by the Defend Trade Secrets Act. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (y) files any document containing trade secrets under seal; and (z) does not disclose trade secrets, except pursuant to court order. The Executive may also disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Section 8.4	Corporate Opportunities.

Any business opportunities related in any way to the business and affairs of the Company or any of its Affiliates which become known to the Executive during the Executive’s employment hereunder shall be fully disclosed and made available to the Company and shall not be appropriated by the Executive under any circumstance without the prior written consent of the Company.

Section 8.5	Non-Competition.

The Executive covenants that the Executive will not (without prior written consent of the Company) at any time during the Executive’s employment with the Company nor during the twelve (12) months following the Date of Termination (the “Restricted Period”), directly or indirectly, anywhere within the Territory, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, any business that is in competition with that of the Business.

Section 8.6	Non-Solicitation.

The Executive covenants that the Executive will not (without prior written consent of the Company) at any time during the Restricted Period, directly or indirectly, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

(1)          solicit or entice away, or attempt to solicit or entice away from the Company, employ, or otherwise engage (as an employee, independent contractor, or otherwise) any person whom the Executive had contact with or received Confidential Information about during the Executive’s employment with the Company (in connection with such employment), and who is employed by the Company or engaged as a contractor or consultant by the Company as of the date of solicitation or who was so employed or engaged within the twelve (12) month period preceding such date; or

(2)          for any purpose competitive with the Business, canvass, solicit or approach for orders, or cause to be canvassed or solicited or approached for orders, any person or entity whom the Executive had contact with or received Confidential Information about during the Executive’s employment with the Company (in connection with such employment), and who is or which is a customer, client, supplier or licensee of the Company as of the date of solicitation or within the twelve (12) month period preceding such date; or

(3)          induce or attempt to induce any customer, client, supplier or licensee of the Company whom the Executive had contact with or received Confidential Information about during the Executive’s employment with the Company (in connection with such employment), to cease doing business with the Company; or

(4)          at any time following the date the Executive ceases to be an employee of the Company, disparage or denigrate the Company or its Affiliates or their respective businesses, officers or employees. Nothing contained in this Section 8.6(4) shall in any way restrict the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, including discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful, provided that such compliance does not exceed that required by the law, regulation, or order.

Section 8.7	Passive Investments; etc.

Nothing in this Agreement shall:

(1)        prohibit or restrict the Executive from holding or becoming beneficially interested in up to two percent (2%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States; or

(2)        prevent the employment or involvement of the Executive in any part of the business of a competitor of the Company that is unrelated to and not competitive with any business of the Company in which the Executive was engaged or learned Confidential Information at any time during the period of twelve (12) months preceding the cessation of the Executive’s employment with the Company.

Section 8.8	Other Agreements.

For greater certainty, the covenants contained in this Article 8 shall be in addition to, and complement, and not in replacement of nor shall they in any way derogate from any fiduciary duty the Executive owes to the Company or any other restrictive covenants (including any non- competition, confidentiality, non-disparagement or non-solicitation covenants) that the Executive is bound, or may become bound, in respect of the Company.

ARTICLE 9 – REMEDIES

Section 9.1	Remedy.

The Executive acknowledges and agrees that the Executive is employed in a fiduciary capacity, with obligations of trust and loyalty owed by the Executive to the Company. Accordingly, the Executive agrees that the restrictions in Article 8 are reasonable in the circumstances of the Executive’s employment and that the business and affairs of the Company cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.

Section 9.2	Injunctions, etc.

The Executive acknowledges and agrees that, in the event of a breach of the covenants, provisions and restrictions in Article 8 by the Executive, the Company’s remedy in the form of monetary damages will be inadequate. Therefore, the Company is hereby authorized and entitled, in addition to all other rights and remedies available to it at law or in equity, to interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach without the necessity of posting a bond or other security, and the Executive consents to the entry of such relief.

Section 9.3	Loss of Entitlements.

In addition to all other rights and remedies available to the Company, the Executive acknowledges and agrees that the Executive will immediately lose and not be entitled to the payments and benefits set out in Section 6.5 or Section 6.6 (if applicable) if the Executive breaches any of the covenants in Article 8.

Section 9.4	Survival.

Each and every provision of Article 1, Article 7, Article 8 and Article 9 shall survive the termination of this Agreement and the Executive’s employment for any reason.

ARTICLE 10 – GENERAL CONTRACT TERMS

Section 10.1	Currency.

All amounts payable pursuant to this Agreement are expressed in and shall be paid in United States of America currency unless otherwise indicated.

Section 10.2	Withholding.

The Company may withhold from any payments or benefits payable under this Agreement all US Federal, state, city or other taxes as shall be required pursuant to any applicable law or governmental regulation or ruling.

Section 10.3	Rights and Remedies.

All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

Section 10.4	Waiver.

Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 10.5	Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein. The Company and the Executive agree that a court of competent jurisdiction is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The Company and the Executive further expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

Section 10.6	Section 409A Compliance.

The intent of the Company and the Executive is that payments, benefits and rights to which the Executive could be entitled to under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and guidance promulgated thereunder (collectively “Code Section 409A”) (to the extent that the requirements of Code Section 409A are applicable thereto), and, accordingly, to the maximum extent permitted, shall be interpreted to be in compliance therewith or exempt therefrom. If any provision of this Agreement contravenes Code Section 409A, or would cause the Executive to incur any additional tax, interest or penalty under Code Section 409A, the Company and the Executive agree in good faith to reform this Agreement to comply with Code Section 409A, or to take such other actions as they deem necessary or appropriate to maintain, to the maximum extent practicable, without violating the provisions of Code Section 409A, the original intent and economic benefit to Company and the Executive of the applicable provision; provided that Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to Company. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Any provision required for compliance with Code Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

Notwithstanding anything herein to the contrary, if required to comply with Code Section 409A (but only to the extent so required), a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.”

Notwithstanding anything herein to the contrary, if, on the date of a “separation from service” (as defined in Code Section 409A), the Executive is a “specified employee” (as defined in Code Section 409A), no payments of any amounts hereunder that are subject to Code Section 409A shall be made until the earliest date on which payment is permissible under 409A(a)(2)(B)(i) (the six (6)-month delay rule for specified employees).

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

If any payment due under this Agreement is both deferred compensation subject to Code Section 409A and is conditioned upon the execution of a release of claims and involves a consideration time period that begins in one calendar year and ends in the next calendar year, will be paid as soon as practicable in the second calendar year even if the Executive signed the general release and such general release becomes irrevocable in the first calendar year.

To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Code Section 409A, (1) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (2) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Section 10.7	Parachute Payments.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10.7, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s severance benefits hereunder shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 10.7 shall be made in writing in good faith by the Company’s independent tax accountants immediately prior to the Corporate Transaction.

Section 10.8	Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by electronic transmission or mailed by prepaid registered mail addressed as follows:

to the Company at:

DevvStream, Corp.
2133-1177 West Hastings Street
Vancouver, BC V6E 2K3
Attention: Sunny Trinh
Email: sunny@devvstream.com

With a copy to:

McMillan LLP
1055 W Georgia Street, Suite #1500
Vancouver, BC V6E 4N7
Attention: Mark Neighbor
Email: Mark.Neighbor@mcmillan.ca

to the Executive at:

Janice L. Miller
[]

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by electronic transmission or mailed as aforesaid, upon the date the electronic transmission is sent or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

Section 10.9	Successors and Assigns.

This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) and permitted assigns. The Company shall have the right to assign this Agreement, or the benefit thereof, to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise). The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Company” hereunder shall include such successor. The parties agree that the services to be provided by the Executive are personal in nature, and therefore the Executive shall not subcontract, assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement.

Section 10.10	Amendment.

No amendment of this Agreement will be effective unless made in writing and signed by both the Executive and an authorized officer of the Company, other than the Executive, and approved by the Board.

Section 10.11	Entire Agreement.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written with respect to the Executive’s employment with the Company (including, without limitation, the Prior Agreement, which shall become null and void and terminate automatically upon the Commencement Date). For the avoidance of doubt, following the execution of this Agreement, any existing employment agreements or contracts governing the Executive’s current employment with the Company (including, but not limited to, the Prior Agreement) is null and void and is of no further effect. Each party agrees there are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied) except as specifically set out in this Agreement and the Executive agrees that the Executive has not relied on any representation of the Company or its Affiliates to enter into this Agreement.

Section 10.12	Governing Law.

This Agreement has been executed and delivered in the State of Delaware and its validity, interpretation, performance, and enforcement shall be governed by the laws of the state of Delaware and the federal laws of the United States of America as applicable therein.

Section 10.13	Headings.

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

Section 10.14Independent Legal Advice.

The parties acknowledge that, prior to executing this Agreement, they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily. Specifically, the Executive represents and warrants to the Company that the Executive (a) has read and understood each and every provision of this Agreement, (b) has had the opportunity to obtain advice from legal counsel of Executive’s choice in order to interpret any and all provisions of this Agreement, and (c) has in fact been individually represented by legal counsel in negotiating the terms of this agreement, including the choice of law provision set forth in Section 10.12 hereof. To the extent a court of competent jurisdiction determines that the laws of the State of California govern this Agreement, the restrictions set forth in Sections 8.5 and 8.6 shall not apply during the portion of the Restricted Period following the Date of Termination.

Section 10.15	Counterparts.

This Agreement may be executed in any number of counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.

Section 10.16	Ambiguities.

As each party and its legal counsel have participated in the review and revision of this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

[Signature Page Follows]

The parties have executed this Agreement.

DEVVSTREAM CORP.

By:	/s/ Sunny Trinh
	Name:	Sunny Trinh
	Title:	CEO

CHRIS MERKEL

By:	/s/ Chris Merkel

Exhibit A

Excluded Inventions

Excluded Inventions: List all such materials on this Exhibit A and indicate Executive’s agreement with the following by initialing where indicated: Executive represents and warrants that Executive has listed on this Exhibit A all Excluded Inventions.

Executive’s Initial	/s/ CM

List of Prior Inventions (write NONE if there are none)

NONE

Exhibit B

Statutory Notices

Section 2870 of the California Labor Code is as follows:

(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)          Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.